FOR IMMEDIATE RELEASE

Contact:  Christopher A. Head                Internet Address:
          Executive Vice President           www.comptek.com
          Comptek Research, Inc.
          716-677-4070

     REAR ADMIRAL WAYNE E. MEYER JOINS COMPTEK'S BOARD OF DIRECTORS
                            ________________

August 24, 1998, Buffalo, New York -- Comptek Research, Inc. (AMEX:CTK) today announced the appointment of Wayne E. Meyer, U.S. Navy, Rear Admiral (Retired), to its Board of Directors effective September 1, 1998.

During his naval career, which spanned numerous pioneering systems-engineering and project-management assignments, Admiral Meyer distinguished himself as one of the prime architects of today's modern navy. He directed the design and integration of the multi-warfare AEGIS Combat System and the design and construction of the TICONDEROGA Class AEGIS cruisers and the ARLEIGH BURKE Class AEGIS destroyers. This quarter century of ship building has resulted in over fifty cruisers and destroyers at sea today as our main line warships with twenty-five on the construction wharfs, yet to come. They form the back bone of our theater ballistic missile defense forces of the future.

"We are extremely pleased to have Admiral Meyer join our board," stated John Sciuto, Comptek's Chairman, President and Chief Executive Officer. "His reputation for technical excellence and strategic planning will greatly benefit Comptek as we pursue our growth objectives."

Admiral Meyer retired from the U.S. Navy in 1985 as Deputy Commander for Weapons and Combat Systems after nearly 43 years of active duty. He currently serves as systems engineering and strategy consultant to the members of the defense industry, laboratories and government.

Admiral Meyer has been recognized by the U.S. Navy and professional organizations with many commendations and awards, including the Distinguished Service Medal, the Legion of Merit, the Meritorious Service Medal, and the American Society of Naval Engineers' Gold Medal. In 1997, he was designated the first living Pioneer in the U.S. Navy's Acquisition Hall of Fame in the Pentagon.

Admiral Meyer earned his bachelor of science degree in electrical engineering from the University of Kansas. He also holds a bachelor of science degree in electrical engineering (electronics) and a master of science in astronautics and aeronautics from Massachusetts Institute of Technology.

The addition of Admiral Meyer increases the size of Comptek's board to eight members. The Comptek board is currently divided into two classes, which are elected to staggered two-year terms. Admiral Meyer will serve as a Class I director and will stand for election for a full two-year term at the Company's 1999 Annual Meeting of Shareholders.

Comptek Research, Inc., with offices and subsidiary locations in the United States, is a domestic and international supplier of technically advanced electronics and data communications systems to government and industry.


Note: Today's news release and Comptek's news releases for the past year are available on the Internet at http://www.cfonews.com under the heading "Company News, Comptek Research." Additional information about Comptek is also available at http://www.comptek.com.



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